Exhibit 99.2

Greif, Inc.
Fourth Quarter 2019 Earnings Results Conference Call
December 5, 2019

CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Justin Laurence Bergner Gabelli Funds, LLC - Research Analyst
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by, and welcome to the Greif Fourth Quarter and Fiscal 2019 Earnings Conference Call. At this time all participants are on a listen only mode. After the speaker's presentation there will be a question and answer session. To ask a question during this session, you will need to press star, one on your telephone. Please be advised that today's conference is being recorded. If you require any further assistance, please press star, zero. I would now like to hand the conference over to your speaker today, Matt Eichmann. Please go ahead.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Sharon, and good morning, everyone. Welcome to Greif's Fourth Quarter and Fiscal 2019 Earnings Conference Call. On the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry are available to answer questions at the end of today's call.
In accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider material because we are prohibited from discussing significant nonpublic items with you on an individual basis. Please limit yourself to 1 question and 1 follow-up before returning to the queue.
Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.
Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.
And now I turn the presentation over to Pete on Slide 3.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt, and good morning, everyone. It's been a really eventful year at Greif and I'm really proud of what our Greif team has accomplished in a very challenging market environment. We recorded a step-change improvement in financial performance fueled by the successful acquisition and ongoing integration of Caraustar Industries and made notable progress in each of our strategic priorities.
For fiscal 2019, net sales rose by nearly 19% to $4.6 billion. We generated nearly $660 million in adjusted EBITDA and most importantly, drove adjusted free cash flow significantly higher by 50% to $268 million despite a very challenging market

Exhibit 99.2

environment. We use that free cash flow to fund our capital maintenance and operations to delever our balance sheet, to invest in profitable growth investments and to fund our industry-leading dividend.
We are laser-focused on controlling the areas that we control, customer service excellence and disciplined operational execution. This will help us build additional momentum as we head into fiscal year 2020.
I'd please ask you to turn to Slide 4. Our fourth quarter adjusted EBITDA, adjusted Class A earnings per share and adjusted free cash flow all rose versus the prior year quarter. The story for the fourth quarter is very similar to what we relayed at fiscal Q3. And that is, we are operating extremely well despite continued weak demand from a slowing industrial economy and uncertainty caused by trade tensions. Caraustar continues to exceed deal assumptions and global intermediate bulk container volumes continue to grow.
I'd like to now review our business performance by segment. And if you could just please turn to Slide 5. The Rigid Industrial Packaging segment continues to face weak demand due to declining industrial manufacturing environments and trade uncertainty. Our global IBC volumes grew by roughly 1.4% versus the prior year quarter, and we were negatively impacted by softer market conditions, predominantly in North America.
Global steel volumes declined by roughly 4% versus the prior year quarter. And it's important to note that volumes vary by region, and that demand softness is not a global phenomenon. Our steel volumes in the Middle East, North Africa and Eastern Europe, which accounts for roughly 19% of our RIPS global steel volume in 2019, were up nearly 10% versus the prior quarter, thanks to growing industrial demand in those regions and capital growth projects. That strong performance could not outpace steel drum demand softness in trade-sensitive regions such as the U.S. Gulf Coast and Central and Western Europe. Those 2 regions account for roughly 32% of RIPS global steel volume this year and were down almost 7% versus the prior year quarter.
RIPS fourth quarter sales were roughly $39 million lower versus the prior year quarter. And on a currency-neutral basis, RIPS sales fell by approximately $28 million due to volume softness, while fourth quarter gross profit margin improved by roughly 70 basis points versus the prior year due to lower raw material cost and improved price product mix management. RIPS fourth quarter adjusted EBITDA fell by $1.5 million versus the prior year quarter due to lower sales, a $2.6 million FX headwind and $2.5 million of less favorable opportunistic sourcing opportunities, partially offset by a onetime $7 million tax recovery in Brazil that's recorded as income in SG&A.
Looking into fiscal 2020, we anticipate continued weak demand and trade-related softness in parts of the world. We anticipate RIPS steel volume to be roughly flat compared to fiscal 2019 due to a slowing industrial economy and particularly in the U.S.
We anticipate IBC volume growth in the low double digits, thanks to new projects coming fully online in North America and Europe and also due to a full year contribution from Tholu, our new IBC reconditioning business. Those IBC projects will help us further penetrate less cyclical end markets such as food and agrochem. We also continue to examine a range of cost reduction activities in light of prolonged demand softness, including shift reductions, hiring freezes, potential rooftop consolidations and targeted SG&A reductions.
I'd please ask you to turn to Slide 6. Our Flexible Products & Services segment delivered solid results despite the continuation of weak demand in Western Europe. Fourth quarter segment sales were roughly 9% lower than prior year quarter, but on a currency-neutral basis, fell by 6%. Fourth quarter adjusted EBITDA increased over 9% versus the prior year quarter, and it overcame a $1.5 million FX headwind. Margins improved by 140 basis points, primarily due to better operating efficiencies.
In fiscal 2020, we expect Flexible Products' adjusted EBITDA to be roughly flat versus fiscal year 2019. We anticipate market softness in our 4-Loop Western European business to continue and 1-Loop volumes, which predominantly serves ag and fertilizer customers, got off to a slow start this fiscal year due to wet weather in parts of Western Europe.
I'd ask you to please turn to Slide 7. Paper Packaging's fourth quarter sales grew by $290 million versus the prior year quarter due to Caraustar's contribution, partially offset by lower published prices in our containerboard business. Volumes were negatively impacted by 12,000 tons of containerboard economic downtime and by 6,500 tons of planned containerboard maintenance downtime at Massillon, Ohio mill that last year occurred in fiscal 3, and this year, we took the scheduled downtime in Q4.
Paper Packaging's fourth quarter adjusted EBITDA rose by roughly 75% versus the prior year. Caraustar continues to demonstrate its merit and outpaced our assumptions for the second consecutive quarter with quarterly adjusted EBITDA of roughly $64 million.
In fiscal 2020, Paper Packaging will benefit from the additional 3.5 months of Caraustar and from various new capital growth projects coming online, including our new corrugated sheet feeder in Palmyra, Pennsylvania. We'll face a headwind from lower

Exhibit 99.2

published containerboard prices that occurred midway through this past year, which will only be offset partially by lower input costs. Our assumption for OCC costs will remain lower for longer with an average of $46 on a blended rate in fiscal 2020, down slightly from the fiscal 2019 average of $50 a ton.
I'd like to please turn to Slide 8. Caraustar's integration is progressing to plan, and we realized roughly $24 million of synergy in fiscal 2019. Recall that we originally expected to capture $15 million in the first 12 months following the deal close. The positive synergy delta was generated by accelerated SG&A activity, internalization and cross-selling opportunities and by accelerated productivity and footprint optimization, including our decision to shut down 1 paper machine in our Mobile, Alabama uncoated recycled boxboard mill complex. We expect to achieve synergies of at least $70 million by the end of fiscal 2022, and capture an incremental $26 million in fiscal 2020, which is factored into our guidance.
By Q2 2020, we expect our payroll systems, sourcing, financial reporting systems to be on one common platform, which will drive deeper integration between Greif and legacy Caraustar and serve as a catalyst for future SG&A savings. We currently have over 190 synergy opportunities still to be assessed and quantified, although most are smaller in nature as we prioritize larger opportunities first.
Finally, we have not yet completed the consumer packaging business strategic review. We originally expected that assessment to be completed by fiscal year-end. However, we are still actively engaged in that process. We expect to conclude this review in early 2020.
I'd like to now turn the presentation over to Chief Financial Officer, Larry Hilsheimer.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Pete. Good morning, everyone.
Please turn to Slide 9 to review our quarterly financial performance.
Big picture, we delivered a very solid fourth quarter, considering the weakened industrial economy and trade-related headwinds we faced.
Fourth quarter net sales, excluding the impact of foreign exchange, rose by 26% versus the prior year quarter due to Caraustar's contribution, partially offset by demand softness in RIPS and in FPS.
Legacy PPS similar -- experienced softer market demand and lower year-over-year published containerboard pricing.
Fourth quarter adjusted EBITDA grew by 32% versus the prior year quarter, primarily due to Caraustar's contribution, partially offset by lower EBITDA in our legacy paper business, roughly $4 million of FX headwinds and $2.5 million of fewer opportunistic sourcing opportunities.
For fiscal 2019, FX was a roughly $9 million headwind, and we had $10 million less in opportunistic sourcing benefits.
As Pete mentioned in his remarks, RIPS adjusted EBITDA includes a onetime $7 million tax recovery in Brazil. That recovery was from overpayment of taxes to the government that occurred in prior periods and were wrongly administered. That item will not recur in fiscal 2020.
Below the operating profit line, interest expense rose by roughly $20 million, while other expense was slightly lower versus the prior year quarter.
Adjusted Class A earnings per share rose by roughly 15% versus the prior year quarter to $1.24 per share. Our fourth quarter adjusted tax rate was 17% and benefited from $6 million of onetime items such as return to provision adjustments and reserve releases as a result of examination and statute closures.
For fiscal 2019, we delivered adjusted Class A earnings per share of $3.96, well above our stated guidance range. That $3.96 per share includes $0.15 a share of onetime tax benefits, including $0.05 a share from a recycling tax credit disclosed at Q3 and $0.10 a share from the onetime items in the fourth quarter. It also includes an $0.08 per share benefit from the onetime Brazilian tax recovery we received that was recorded in SG&A. Finally, it incorporates an $0.11 per share inventory step-up headwind disclosed at Q2 that we did not back out of our results. None of those items will recur in fiscal 2020.
Fourth quarter adjusted free cash flow was roughly flat to the prior year quarter. Fiscal 2019 adjusted free cash flow rose by roughly $89 million versus the prior fiscal year and was driven primarily by Caraustar's contribution and by stronger working

Exhibit 99.2

capital dollars -- working capital performance. As conveyed at the third quarter, we were biased to the upside of our free cash flow range, and we outperformed.
Please turn to Slide 10 to review our fiscal 2020 guidance and key modeling assumptions. We expect to generate between $3.63 and $4.13 in adjusted Class A earnings per share in fiscal 2020. Our range is wider than usual to account for the significant macroeconomic uncertainty our customers face.
To bridge fiscal 2019's actual results to fiscal 2020's midpoint of $3.88 per share start with the $3.96 that we printed, back out $0.12 per share for the net nonrecurring items we experienced in fiscal 2019, which takes you to $3.84 per share. From there, we anticipate between a $0.13 and a 29 -- $0.13 headwind to a $0.29 per share tailwind from operational performance to include Caraustar's incremental contribution and our new strategic growth projects.
We also expect between $0.05 to $0.09 per share lift, primarily from lower year-over-year noncontrolling interest and non-GAAP tax, excluding the fiscal onetime tax items -- fiscal '19 onetime tax items, partially offset by other -- higher other expense. We also expect between $0.13 and $0.09 per share headwind for the year on year-over-year higher interest expense.
We anticipate 2020 adjusted free cash flow between $245 million and $285 million, including anticipated adjusted capital expenditures of between $160 million and $180 million. We paid roughly $71 million of cash tax in fiscal 2019 and anticipate it will be higher in fiscal 2020, mostly due to additional pretax income.
Finally, we anticipate working capital to be a use of cash between $0 and $20 million, primarily related to the Northeast Pennsylvania corrugator inventory needs. As is typically the case at Greif, we anticipate our adjusted EBITDA to be stronger in the second half of the year versus the first. The results from the timing of various agricultural seasons around the world drive that delay.
We will continue to break out Caraustar's financial performance in the body of our earnings release until fiscal -- until Q2 fiscal 2020. We do expect Caraustar's EBITDA to decline sequentially in fiscal Q1 due to winter construction industry slowdown typically seen in the business that time of the year.
Finally, we assume OCC prices of $46 per ton for fiscal 2020 versus the $50 per ton average for fiscal 2019. As a reminder, every $10 per ton movement in OCC equates to roughly $1.2 million change in EBITDA per month.
Turning to capital priorities on Slide 11. Investing in our existing business through appropriate maintenance projects and organic growth opportunities remains our top priority since that cash will fund our deleveraging plan.
We've repaid roughly $178 million in net debt since fiscal Q2. And our compliance leverage ratio at the end of Q4 was roughly 3.5x. We have no plans to alter our industry-leading dividend, which today pays a compelling yield of roughly 4% and offers investors a steady source of income to augment market returns.
With that, I'll turn the call back to Pete for his closing comments before our Q&A.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Okay. Thank you, Larry. And if everyone could please turn to Slide 12. Our Greif team delivered a very strong fourth quarter and fiscal 2019 performance despite a very challenging macroeconomic environment. And personally, I'd like to thank our team for the efforts that they put together this year.
As we proceed into fiscal 2020, we're well positioned to serve a variety of attractive markets through our industry-leading product portfolio and also our commitment to customer service excellence. We're advancing lower risk growth opportunities close to our core and Caraustar continues to demonstrate its value as a driver of significant free cash flow expansion in the future.
I want to thank you all for participating this morning, and we appreciate your interest in Greif. Sharon, if you could, please open the line for questions.
QUESTIONS AND ANSWERS
Operator
As a reminder, to ask a question, you will need to press star, one on your telephone. To withdraw your question, please press the pound or hash key. As a reminder, please limit yourself to one question and one follow up. Your first question comes from George

Exhibit 99.2

Staphos with Bank of America.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Apologies for the background noise. Two questions on RIPS. And again, thanks for all the details. First of all, it would appear that pricing was negative in this quarter in RIPS North America. It had been running more positively, as I recall. I'm guessing some of it's probably just pass-through, but can you comment what was driving the lower pricing? Was any of it related to competitive activity?
And then the bigger picture question on RIPS from us right now. Pete, you've done a great job, obviously, trying to integrate and trying to keep profitability stable in what's been a very difficult environment. Nonetheless, if I look at RIPS' profitability over a number of years, it's really been fairly stable. There really hasn't been an upward trajectory despite all the cost reduction actions and so on. Is there anything else more structurally that needs to be done? You mentioned that you're going to be looking at new initiatives, but why will this be any different in terms of what we get out of it, which is just flat performance?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So George, thanks for the question. I'll answer the first one around pricing. So you're right, RIPS North America pricing is down. It's really a reflection of lower raw material costs. And to give you a perspective, the raw material cost on steel are down over 20%. And as you can see, their price is down much significantly less than that. So I think they're doing a very good job one passing through pricing as we normally do during raw material changes. But they're also doing a really good job of managing their price and mix product management.
Your question on the other regarding RIPS overall. I think, the big, big challenge we have is -- in this quarter and the fiscal year is demand. And there's really 2 stories. The big story is the weakness in North America which you can see in the performance. And I would tell you that our demand and our volume performance and our operating performance in Latin America, EMEA and APAC is significantly better this year. So the drag is really in North America, and it's related to 2 things. It's volume and also opportunistic steel sourcing that we had not had in the past years.
And your point on overall, what -- is there any fundamental structural changes to that business. We are pivoting to plastic substrates, both IBC and IBC reconditioning and plastic drums. And as you know, now, about 60% of our revenue in that business is steel drums, and that is a low growth, more challenging environment on a regional basis.
So as we rationalize our portfolio and what you see in the footprint rationalization is really around our steel drum business because of the demand outlook that we see, we are growing, and we are investing in our plastics business. We're expanding our IBC and reconditioning business quite dramatically. That's one of our big strategic growth drivers. That has the potential for a higher profit generation. We also have, in certain regions, the plastic drum business that shows greater profitability and better volume potential. So we are shifting the portfolio away from steel to a more diversified platform. And that just doesn't take -- you can't just do that overnight.
So I think when you look at our capital allocations from a strategic investment standpoint in that business, it's really generated to plastic and IBC and IBC reconditioning. And that's the direction we're taking. But it does cause some pain right now. And it's particularly emphasized higher because of the volume demand weaknesses, particularly in North America and Western Europe.
Operator
Next question comes from Ghansham Panjabi with Baird.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
I guess, first off, can you, Pete, provide -- just give us a bit more color on end-market volumes in RIPS segment during the fourth quarter. Were volumes particularly weak at any point in the quarter? And can you give us a sense as to how November also tracked? And just more broadly, what are customers sort of managing -- calling out in terms of inventory management through year-end this year, calendar year-end?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure. Ghansham, thanks for the question. I'll go real quick around the globe for you, and then make some comments on the -- within the quarter and then November.

Exhibit 99.2

So again, if you look at the big story, not only in RIPS but all of Greif, is really weak demand in North America. And that's impacted both paper and our rigid business. And you can see the double-digit reduction in our volumes in RIPS. If you look in Europe, EMEA were up 1.7%. That's really led by really good strength in Eastern Europe. In the Middle East and North Africa, with really strong growth driven by lubes, specialty chemicals. And those businesses also from a profitability standpoint, had excellent years.
China, while it shows negative on the charts, if you look at same-store sales, as you remember, we closed some operations last year. They're flat versus a year ago. So we're making progress in that business. We've changed leadership in that business. And we're starting to see some improvement.
And then Latin America had 2.3% improvement in volumes for the quarter and really led by Brazil and Argentina, which had excellent volumes really relative to strong ag and food sectors. If you look at inside the quarter, I think the demand was fairly consistent through the 3 months in each of the quarters. And quite frankly, in November, we're not seeing a whole different scenario in our volumes in RIPS that we saw through the quarter.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Great. And then for PPS, how much in aggregate did downtime cost you through fiscal year '19 on an EBITDA basis?
And then separately, specific to Caraustar, how did that business perform during the quarter on a volume basis and legacy EBITDA? What was the baseline for EBITDA in 4Q fiscal year '18? And setting aside the synergies, where did you come in for 4Q of fiscal year '19?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So we took the 12,000 tons of economic downtime in our containerboard mills and then we had 6,500 tons of planned and scheduled maintenance downtime, which happened in Q4 this year, Q3 a year ago, and you're roughly talking about $12 million to $14 million of EBITDA of those 2 events in containerboard.
When you pivot over to Caraustar, very pleased with the performance of that business. There are certainly some volume challenges as there is everywhere in North America. Every substrate we have in North America had some volume challenges, but really pleased with, one, the ability of those teams to drive integration and get greater synergies.
If you look at the weakness in our containerboard business in the entire market, that certainly is reflected over in our tube and core business as that's a large segment of their business, and some of their weakness is in -- is your tube and core's reflection of that end-market exposure to the paper mills.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, Ghansham, I'll just supplement one thing and just to clarify. The $12 million or $13 million kind of number is for the economic downtime we had for the year on the 39,000 tons or so. The -- with respect to Caraustar, we're really pleased. I mean, while there were some volume droppage that Pete mentioned in the URB space, a lot tied into the containerboard business. On comparison to the EBITDA upon which we bought it, they performed actually above our budget. Now they did have the tailwind of OCC. But then the synergy lift, obviously, was also very, very helpful.
Operator
Next question comes from Adam Josephson with KeyBanc Capital Markets.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, on the EPS bridge -- thanks for giving that bridge, '19 to '20, by the way. You mentioned that the $3.96 less the $0.12 from nonrecurring benefits in '19. And then you mentioned, I think, the operational performance range of anywhere from a drag of $0.13 to a benefit of $0.29, if I heard correctly, which averages out to an $0.08 benefit, which would be about $7 million of EBITDA, if I'm doing my math correctly. Given that you have 3.5 additional months of Caraustar plus the synergies, I mean, that's a lot of additional EBITDA coming your way, but I think, again, if I -- correct me if I heard this wrong, but that you're talking about single-digit million of EBITDA improvement in fiscal '20. Can you just help me understand kind of that bucket along with that $0.05 to $0.09 lift from a variety of things that I couldn't quite make out?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Exhibit 99.2

Sure. I'd say at that top level, Adam, the key thing, if you go back and you look at our discussions in this call a year ago, we started talking then about seeing industrial weakness. It has just gotten worse throughout the year in North America, in particular. Pete mentioned it, but a lot of elsewhere in the world, we're seeing some positive trends, but nothing's really exciting in terms of the uplift. So when we are building that out, the weakness that we saw in the fourth quarter in our RIPS business, and as Pete mentioned, also replicated in November, we're playing out throughout the year. And so yes, there's a drag year-over-year in that RIPS business relative to what we saw in the first couple of quarters last year that's offsetting the lift that we're getting from the PPS business, and particularly, the Caraustar side.
We're also forecasting flat on FPS, as was mentioned, just because it has been lagging a little bit the impacts that it sees in its primary market in Northern Europe. So those are the things that combine. You've got it right. I mean, there's a lift from the Caraustar acquisition, the enhanced synergies, drags on PPS also from the price decreases that we saw in this year and a little bit on the back end where we've got OCC trending up in the third and fourth quarter of this year. And remember, when we talk about the 50 versus the 46, we didn't have Caraustar in the first quarter last year, too. So you work through the math on how all of this works, and it gets you to those range.
But the primary driver is just the severe weakness that we're seeing in the industrial economy in North America, which is certainly evidenced by the PMI data that we've been seeing.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
And just to follow-up on that. I think of the $0.05 to $0.09 lift from the kind of a hodgepodge of items, what was that exactly, Larry?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
The -- well, you mentioned -- I mean, it's primarily driven by what we're getting out of the acquisition of Caraustar by having it in the full year and also the enhanced synergies is the big driver.
Now we've got other capital projects that are driving additional incremental EPS as well. As Pete mentioned, the play out of some of our IBC plant investments and also our acquisition of Tholu. But those are relatively minor.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
But on that $0.05 to $0.09 later in the bridge, Adam, it's primarily lower NCI, right? A little bit higher other expense, so primarily lower NCI.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. I missed the question.
Operator
Next question comes from Justin Bergner with G.research.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
Couple of questions. You mentioned cash taxes. That number came at me a little quickly. Can you remind me what it was in 2019?
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
$71 million or so, Justin.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
I'm sorry, $71 million?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications

Exhibit 99.2

Right.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. $71 million or so.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
Okay. And I mean that's running below your, I guess, adjusted taxes, which, in turn, benefits those onetime items. Is cash tax going to consistently stay below book tax in the coming years even if they increase from current levels?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
No. You need to -- that's what, as a tax adviser, you're always trying to defer taxes as much as you can. But at some point, it flips for you. So I wouldn't count on it always being below our tax expense. Now we expect cash taxes in fiscal 2020 to be roughly $25 million to $30 million higher than in fiscal '19.
Operator
Once again, if you would like to ask a question, please press star, one on your telephone and as a reminder please limit yourself to one question and one follow up. Next question comes from Gabe Hajde with Wells Fargo Securities.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
I was curious if you could elaborate a little bit, Pete, I know it's maybe a little bit premature, but just given sort of where we've seen a lot of the more volume weakness in the RIPS business, is it safe to assume that any sort of, I guess, rooftop consolidation might happen or be more U.S.-centric?
And then can you comment at all in terms of what that might look like maybe on a consolidated basis, maybe a cash drag or something like that? And is that contemplated in your free cash flow outlook?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So I'll make some comments on the consolidation we've already done and what we may consider doing, and then I'll let Larry comment on the cash tax drag.
But so far, in the past year, we've done 7 consolidations across our global portfolio. That's been predominantly around steel drum and fiber drum, also a few smaller operations in paper around our Caraustar acquisition.
But if you look at volume trajectories that we had in this year and what we project for next year, we expect to grow our IBC and IBC reconditioning and our plastic drum volume. And so consolidation, probably, is not going to happen there unless we can get rooftop efficiencies and run more volumes in a certain region out of less facilities.
But I think what you've seen and what you should -- we would evaluate going forward is in a declining steel drum market, how do we operate at a lower cost basis, which means lower rooftops. And you can say the same thing in North America about fiber. So that's really -- strategically, it aligns to our volume trajectory. And then we'll evaluate in 2020 what our volume demand looks like and our customer requirements are, and that will drive our decision-making about any future rooftop consolidations. I'll ask Larry to comment on cash tax.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. Gabe, on the potential restructuring cash outlay, we're estimating $20 million to $30 million, and that is incorporated into our guidance range.
Operator
Next question comes from Justin Bergner with G.research.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
I didn't get my follow-ups in first go around. For the RIPS, you talked about new capacity in the IBC side allowing you to deliver flat volumes. What would the volume trajectory look like without that new capacity?

Exhibit 99.2

Peter G. Watson - Greif, Inc. - President, CEO & Director
We actually grew last quarter, Justin, 1.5%, and that is a little lower than what we've been doing. We've been growing high single digits. And that gap in Q4 was partially related to some of the weak demand in North America. It also had some operating inefficiencies in 2 of our operations. But that market typically grows annually in low single-digit growth basis, on a global basis. So it's a very strong, vibrant business. It's becoming a very good choice for packaging in a bulk format, and we expect that volume to continue to grow, and that's obviously why we're continuing to invest in that business.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
Okay. My question was more around like looking into the current fiscal year, fiscal year '20. You expect volumes in RIPS to be flat, but then you mentioned the new capacity in IBC is contributing to that. And I was curious if you could sort of give us a rough estimate as to how much that new capacity is contributing to get you to that flat volume expectation.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. Justin, just to clarify, the flat was steel drums. So...
Peter G. Watson - Greif, Inc. - President, CEO & Director
And the new capacity in IBCs, it's ramping up. So you'll see more of an impact next year on that new volume capacity. And we've layered in capacity increases for the last 3 years on that. So it sequentially improves it. So it's really hard to just say that you've got 2 new plants. We've layered in 1 or 2 every year. So over a 3- or 4-year period, they contribute in a sequential basis.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
Okay. But does that mean then that if steel is supposed to be flat, that you expect positive RIPS volumes overall in 2020 fiscal year?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes.
Justin Laurence Bergner - Gabelli Funds, LLC - Research Analyst
Okay. Maybe if I can, one more question on the CRB strategic review. Just help us understand maybe are there other options you're considering for that business that maybe you were initially considering when you entered the strategic review? Or is the delay -- should we read anything into the delay?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
You shouldn't read anything into the delay, Justin. I mean it's just that we were too optimistic about how quickly we would work through the process. We ended up having more interest and some of it did not come initially out of the gate, came longer. We're trying to assess what's the best answer for our shareholders, and it's just taking a little longer, but nothing different about our approach to it.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. I wouldn't read into the timing delay because we're making good progress in the evaluation.
Operator
Next question comes from Steve Chercover with Davidson.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
So my first question, hopefully, is fairly easy. Your 2020 assumption on OCC is $46, and that's about $10 higher than the current levels. So are you using a different reference point from Southeast for your 2 main corrugated mills?

Exhibit 99.2

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
No. We just correlated around what the industry forecast data is and talking through it with our team, Steve, and basically filtered in a $15 increase in quarter 3 and -- at the beginning of quarter 3 and a $25 at the beginning of quarter 4.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Okay, great. And then at your Analyst Day in late June, you outlined some 2022 financial targets. And since then, you reported a couple of quarters. Are the 2020 financial targets in line with the trajectory for the 3-year objectives? Or we don't need to know now would that change?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Steve, what I would say, and we said the same thing in Investor Day, is that we don't anticipate the 2022 economy to be in an industrial recession like we believe we're in now. So I would say that things are in line.
When we even announced the Caraustar deal, we talked about the fact that we analyzed our ability to pay down debt and those kind of things in an environment without a recession. While the broad economy might not be in a recession, it appears clear to us that the industrial economy is. And we said that in June, we still believe it today.
So it impacts things on trajectory. But in terms of what we laid out in June, we believe that if the economy is back to a more stable -- and that doesn't have to be vibrant, but a more stable economy, and normal operating procedures, that we feel comfortable with those commitments. Obviously, they're based on some underlying assumptions that are still key to that. And we'll revisit that probably in the June area and just try to look at things where we see it at that point. But at this point, there's nothing that would concern us other than just the economic malaise that we find ourselves in at the current time.
Operator
Next question comes from Adam Josephson with KeyBanc Capital.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, just a couple more on guidance. Is there any more containerboard market-related downtime factored into your '20 guidance or, for that matter, any additional containerboard price erosion or, for that matter, any URB price erosion, just given how weak demand is and given how low OCC costs are?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. And as you know, Adam, we don't comment on pricing, and we don't forecast what things are going to go on in the containerboard market. But we obviously look at when we're establishing a range that there's -- there are economic things that could play out. And obviously, you've got a lot of different economists. There are many saying, they think we're in the trough of the industrial drop right now, who knows whether they're right. So when I said at the beginning, we established a fairly wide range to accommodate the macroeconomic uncertainty that we're in. And when we do that, we contemplate all kinds of things. But we don't forecast economic downtime. We plan to run to demand, as we always do, but we try to put enough range in there to accommodate those factors.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
And just one more on the '20 guidance. So I ran some numbers, I think, last week, and I estimated that 3.5 months of Caraustar plus additional synergies should have EBITDA up close to $100 million. And I guess, what you're assuming is that weakness in Paper Packaging, particularly in containerboard and then weak -- continued weakness in Rigid, will mostly offset that, call it, $90 million to $100 million benefit from higher Caraustar EBITDA. Am I thinking about it roughly the right way?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Well, if I just went roughly -- if I just went -- first of all, let me comment on this. The quarter that was not in our results this year is the first quarter, which, as we mentioned in our comments today, has a little bit of a downtime annually for that business because of construction is generally slower in the winter months. And so you have a little less robust. And if you go back to our deal assumptions, we bought it based on $220 million of run rate EBITDA. If you divide that by 4, it's $55 million, take it down a little bit for that seasonality and then bump it up a little bit for some of the synergies that'll come and add a little bit of OCC benefit, you're not going to get anywhere near $100 million.

Exhibit 99.2

Operator
Once again, to ask a question, please press star, one on your telephone keypad and please limit yourself to one question and one follow up. We have a question from George Staphos with Bank of America.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
First, just a point of clarification, Pete. So on pricing in RIPS in the quarter that just passed, that was largely lower input costs, we understand. Obviously, tough volume environment. Was there anything inordinate in terms of competitive activity that would have also contributed to pricing? Or is it almost entirely cost pass-through?
The second question, you might have mentioned already, apologies if you did. Can you talk about what the exit rates were in paper and containerboard inasmuch as what you're seeing in terms of volume right now, to date, not asking you to forecast going forward, but to date, have you taken any downtime in the current quarter? And good luck in the quarter, guys.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So back -- and I apologize, I didn't answer that part of your question. So the 4% price reduction in North America was really all around pass-through and lower raw material cost. And there's nothing from a competitive market that would be anywhere close to material to our results.
And in regard to November, we took no containerboard downtime in November for our Paper Packaging business.
Operator
And at this time, I will turn the call over to Mr. Eichmann.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Well, thank you very much, Sharon. We appreciate everyone's time this morning, and we hope that you have a good holiday season ahead. Thank you.
Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.